AGREEMENT

This Agreement ("Agreement") is effective as of the 1st day of February, 2006 (the "Effective Date"), by and between TraceGuard Technologies Ltd. (the "Company") a company registered in Israel, having its principal place of business at 6 Ravnitzky Street, P.O. Box 4708, Segula Industrial Park, Petach Tikva, Israel and Dr. Ehud (Udi) Ganani (ID No. 50900109) of 9 Yitzhak Sadeh, Zikhron Yaakov, Israel ("Dr. Ganani").

Whereas, Company is in the business of development, manufacture and production in the field of homeland security;

Whereas, Company desires to engage the services of Dr. Ganani to furnish advice and assistance in connection with the Company's business and Dr. Ganani has agreed to provide such services to the Company all as more fully described herein; and

Now, therefore, the parties agree as follows:

1.    Engagement

      1.1. Subject to the receipt of all approvals required under applicable law, the Company hereby engages Dr. Ganani and Dr. Ganani hereby agrees to hold himself available to render at the request of the Company, at such dates and times as shall be mutually agreed between the parties from time to time, non-exclusive, independent advisory and consulting services, to the best of his ability, in compliance with all applicable laws, Company's policy and the terms and condition set forth herein.

      1.2. Until otherwise agreed between the parties, Dr. Ganani shall provide consulting services and devote such time and attention as shall be required by the Company from time to time. Dr. Ganani shall not, during the term of this Agreement, without providing the Company a prior written notice, be engaged, directly or indirectly, in any other business or professional activity that is competitive to the Company's activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

      1.3. Dr. Ganani shall have no authority and shall make no commitment or representation on behalf of Company other than as expressly approved by the Company.

2.    Services

      Within the framework of this Agreement, Dr. Ganani undertakes to fulfill the following services to the Company (the "Services"):

      2.1. Serve as a member and as the executive Chairman of the Board of Directors and the Chief Executive Officer (the "CEO") of the Company.


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      2.2.  Aid and consult the Company and render it with operational management advice and assistance.

      2.3. Upon Company's request, serve as a member of any committee of the Board of Directors.

      2.4. Dr. Ganani shall devote such time and effort to the Services as the Company shall deem necessary and proper for the fulfillment of his obligations hereunder.

      2.5. Dr. Ganani shall utilize the highest professional skill, diligence, ethics and care to ensure that all Services are performed to the full satisfaction of the Company and to provide the expertise required in connection with such services. Dr. Ganani acknowledges and agrees that the performance of the Services may require domestic and international travel.

      2.6. In rendering the Services, Dr. Ganani shall comply with all policies and procedures of the Company, as may be in effect from time to time.

3.    Compensation

      For and in consideration of the Services to be performed by Dr. Ganani, Company agrees to pay Dr. Ganani as follows:

      3.1. A total monthly fee of fifteen thousand US Dollars (US$ 15,000), payable on a monthly basis with respect to the preceding month (the "Fee").

      3.2. In addition, after the consummation of a financing which includes an equity investment in the Company in an aggregate amount of no less than four million US Dollars (US$ 4,000,000) commencing as of July 1, 2005, Dr. Ganani shall be entitled to a one time payment of thirty thousand US Dollars (US$ 30,000) (the "Special Bonus Fee").

      3.3. In addition, at the first quarter of each calendar year, the Board of Directors shall determine the annual targets of the Company. If such targets will be successfully achieved, as shall be determined by the Board of Directors, at its exclusive discretion, Dr. Ganani shall be entitled to an additional special one time payment equivalent to thirty thousand US Dollars (US$ 30,000) (the "Annual Bonus Fee").

      3.4. Company agrees to reimburse Dr. Ganani for out of pocket expenses incurred by him in connection with the Services hereunder (including, but not limited to, telephone and mobile phone expenses, internet services, news papers and proffessional magazines), against valid receipts, provided that expenses exceeding in any calendar month an aggregate of one thousand US Dollars (US$ 1,000) will be subject to prior written approval of the Chief Financal Officer of the Company (the "Expenses").

      3.5.  Stock Options:

            In addition, Company will grant Dr. Ganani options to purchase shares of Common Stock of TG US (as defined below) par value US$
            0.001 each (the "Shares"), as follows:


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

            3.5.1. Company will grant Dr. Ganani options to purchase up to an aggregate of nine hundred ninety thousand (990,000) Shares (the "Unconditional Options"), subject to the terms and conditions of the Company's Incentive Stock Option Plan (the "Plan") as set forth in Section 3.5.5 below.

            3.5.2. Upon the receipt of the written approval of a Security
                   Organization (as defined below) for the fulfillment of the Security Demands (as defined below) by the CarrySafe and for the operational use of the CarrySafe- Company will grant Dr. Ganani options to purchase two hundred thousand (200,000) Shares of the Company (the "Security Options").

                   For the pupose hereof, a "Security Organization" shall mean the Israeli Police, the Israel Security Services (the "ISS"), the Transportation Security Administration of the USA, or any similar recognized organization approved by the Board of Directors as such;and "Security Demands" shall mean a formal letter from the ISS with specific demands related to the CarrySafe.

            3.5.3. Upon the execution, delivery and performance of Strategic
                   Transaction (as defined below) by Company- Company will grant Dr. Ganani options to purchase two hundred thousand (200,000) Shares of the Company (the "Development Options").

                   For the purpose of this Section a "Strategic Transaction" means entering into a cooperation agreement (of any sort or kind) in order to promote Company's business in the field of homeland security with any of the entities listed in the List of Business Partners attached hereto as Exhibit A or any financial, strategic, or homeland security expert entity approved as such by the Company.

            3.5.4. Qualified Transaction Options and Merger Consideration
                   Options.

                  (I) Upon a Qualified Transaction (as defined below), Dr. Ganani will be granted options to purchase up to five hundred thousand (500,000) Shares, provided, however, that the total amount of such Options shall not exceed five percent (5%) of the issued and outstanding shares of the share capital of the Company at the time of such grant (the "Qualified Transaction Options").

                        For the purposes of this Section, a "Qualified Transaction" shall mean any event of: (i) a sale of all or substantially all of the assets and/or shares of the Company; and/or (ii) a merger of the Company with any other entity, regardless whether the Company is the surviving entity or not.


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

                  (II) Notwithstanding the aforesaid, if in the framework of a Qualified Transaction the Company shall grant to the merged entity or its shareholders options to purchase Shares (the "Merger Consideration Options"), Company will also grant to Dr. Ganani such number of options equal to four percent (4%) of the Merger Consideration Options (the "Additional Transaction Options"), provided, however, that the total number of the Additional Transaction Options shall not exceed, together with the Qualified Transaction Options, nine hundred thousand (900,000). For the purpose of this Agreement hereof, the Unconditional Options, the Security Options, the Development Options, the Qualified Transaction Options and the Additional Transaction Options, as applicable, shall be referred to together as the "Options".

            3.5.5. The Options, as applicable, shall be granted to Dr. Ganani in accordance with the following principal terms and conditions:

                  (I) Vesting. All Unconditional Options shall vest in accordance with the terms and conditions of the Plan, and unless expressly stated otherwise herein all other Options shall vest immediately upon their grant to Dr. Ganani.

                  (II) Exercise Price. Each Option shall be exercisable to one share of common stock of the Company, par value $0.001, against a payment of seventy cents (US$ 0.70).

                  (III) Term of Options. All Options, if and to the extent
                        granted according to this Section, shall be in effect for a period of three (3) years commencing on the date of their grant and shall expire immediately thereafter.

                  (IV) Tax. All Options granted to Dr. Ganani will be granted in accordance with Section 102 of Israeli Internal Revenue Ordinance ("Section 102") under the capital gains tax track with a trustee, subject to the requirements and conditions of Section 102.

      3.6. General. All Options granted to Dr. Ganani shall be subject to the terms and conditions of the Plan to be adopted by the Company and subject to such terms and conditions of the Plan, as will be approved by the Company, at its sole discretion. At the first anniversary of this Agreement (i.e, 1st day of February, 2007), the Fee, the Special Bonus Fee and the Annual Fee will be automatically increased by ten percent (10%). At any anniversary of this Agreement thereafter, if the term of this Agreement is extended by the Parties, annual reviews shall be performed by the Company on a yearly basis at its sole discretion.

      3.7. During the term of this Agreement, Dr. Ganani shall be entitled to use a leased car of type _____ (the "Company Car"). The Company will cover all the operating expenses of the Company Car (not including fines).

            Dr. Ganani shall ensure that the provisions of the insurance policy and the leasing terms relating to Company Car are carefully observed.

            Dr. Ganani shall have no rights of lien with respect to Company Car and/or any other equipment relating thereto. Upon termination of his Agreement, Dr. Ganani shall return the Company Car to the Company's principal office.


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

      3.8. Payment of the Fee, the Special Bonus Fee (as applicable), the Annual Fee and the Options (as applicable), shall be made against Dr. Ganani's itemized invoice following the receipt of the relevant invoice, which invoice shall be submitted to the Company within seven (7) days of the end of each calendar month during the term of this Agreement, and shall be accompanied by VAT at the rate prescribed by law (subject to any set-offs or other deductions of any nature as required under any applicable law, unless Dr. Ganani provides the Company with appropriate tax exemption documentation).

      3.9. For the avoidance of any doubt, the Fee or the Special Bonus Fee (as applicable), the Annual Bonus fee (as applicable) and the Options (subject to their terms) constitute the full and final consideration for the Services, and Dr. Ganani shall not be entitled to any additional consideration, of any sort or kind, for his Services.

4.    Reports

      4.1. Dr. Ganani shall submit to the Board of Directors of the Company reports at such times and in such form as requested by the Company which shall set forth any information and data requested by the Company.

      4.2. In the event that Dr. Ganani participates in a conference on behalf of the Company, Dr. Ganani shall submit to the Board of Directors of the Company a report on the subject of the conference, as requested by Company.

5.    Confidentiality

      5.1. Dr. Ganani shall not disclose or put to its own use, or to the use of any third party, any Proprietary Information (as hereinafter defined) of the Company and/or TraceGuard Technologies, Inc. ("TG US" and together with the Company and any of their affiliates "TG Group") of which Dr. Ganani has been or hereafter becomes informed, whether or not developed by Dr. Ganani.

            "Proprietary Information" shall mean confidential and proprietary information concerning the business and financial activities of TG Group, including, inter alia, TG Group's product research and development, the Company's banking, investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned), whether documentary, written, oral or computer generated. However, excluded from the above definition with respect to Dr. Ganani's confidentiality undertaking is any information that Dr. Ganani has evidence that (i) is or shall become part of the public knowledge except as a result of the breach of Dr. Ganani's undertakings towards the Company; (ii) reflects information and data generally known in the industries or trades in which the Company operates;
            (iii) as shown by written records, is received by Dr. Ganani from a third party exempt from confidentiality undertakings towards the Company; (iv) Dr. Ganani is compelled by court or government action pursuant to applicable law to disclose such information, provided, however, that Dr. Ganani provides the Company prompt notice thereof so that it may seek a protective order or other appropriate remedy, after providing the Company with written notice.


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

      5.2. Dr. Ganani will use the Proprietary Information solely to perform the Services for the benefit of the Company. Dr. Ganani shall use best efforts to protect all Proprietary Information.

      5.3. Upon termination of his engagement with the Company, Dr. Ganani will promptly deliver to the Company all documents and materials of any nature pertaining to its engagement with the Company.

      5.4. Dr. Ganani recognizes that TG Group received and will receive confidential and/or proprietary information from third parties subject to a duty on the part of TG Group to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during his engagement and after its termination, Dr. Ganani undertakes to keep and hold all such information in strict confidence and trust, and he will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties hereunder and consistent with TG Group agreement with such third party. Upon termination of his engagement with the Company, Dr. Ganani shall act, with respect to such information, as set forth in
            Section 5.2 and 5.3, mutatis mutandis.

      5.5. Dr. Ganani's undertakings under this Section 5 shall remain in full force and effect after termination or expiration of this Agreement or of any renewal thereof and for a period of five (5) years thereafter.

6.    Intellectual Property Rights

      6.1. Dr. Ganani shall disclose promptly to the Company or its nominee, any and all inventions, designs, original works of authorship, formulas, concepts, techniques, processes, formulas, trade secrets, discoveries and improvements resulting, directly or indirectly, from the Services and/or conceived or made by Dr. Ganani or anyone on his behalf in the course of providing the Company with the Services and/or during the term of this Agreement (the "Intellectual Property"), and hereby assigns and agrees to assign to TG Group, at the Company's sole discretion, or its nominee all its interest, save for moral rights, in any Intellectual Property. Dr. Ganani agrees to assist TG Group, as instructed by the Company in every proper way to obtain and enforce patents, copyrights, mask work rights, and other legal protections for the Intellectual Property in any and all countries. Whenever requested to do so by the Company, Dr. Ganani will execute any documents that TG Group may reasonably request for use in obtaining or enforcing or extending or renewing such patents, copyrights, mask work rights, trade secrets and other legal protections. The obligations in this Section 6 shall be binding upon Dr. Ganani's assigns, executors, employees, officers, administrators and other legal representatives.


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

      6.2. Dr. Ganani agrees that all the Intellectual Property is work made for hire and will be the sole and exclusive property of the Company or its nominee, at the Company's sole discretion. All Intellectual Property, which shall be reduced to practice during and/or within twelve (12) months after termination of this Agreement, shall be deemed to have been invented during the term of this Agreement, unless otherwise established by Dr. Ganani.

      6.3. Dr. Ganani's undertakings under this Section 6 shall remain in full force and effect after termination of this Agreement or any renewal thereof and for a period of five (5) years thereafter, provided that the Company compensates Dr. Ganani at a reasonable rate for time or expenses actually spent by him at the Company request for such assistance after termination of this Agreement.

7.    Term and Termination

      7.1. The term of this Agreement shall be twenty four (24) months commencing on the Effective Date (the " Engagement Period")

      7.2. Following the Engagement Period, Parties shall be entitled to extend the term of this Agreement upon the terms and conditions to be agreed among the Parties.

      7.3. In the event of termination of this Agreement by the Company in writing during the Engagement Period, Dr. Ganani will remain entitled to all benefits under Section 3 until the end of the Engagment Period, including, but not limited to, all Options, whether or not the milestones related thereto have been achieved (the "Section 3 Benefits").

      7.4.  Notwithstanding the aforesaid, Dr. Ganani shall not be entitled to
            Section 3 Benefits in the event of termination of Dr. Ganani's engagement under the terms of this Agreement by the Company following a material breach of the provisions of this Agreement by Dr. Ganani; provided, however, that the Company may not terminate Dr. Ganani's engagement under this Section 7.4, unless it has given Dr. Ganani a written notice of the basis for the proposed termination at least thirty days (30) before such termination (the "Cure Period"), in order to cure such basis, and Dr. Ganani has failed to cure such basis during the Cure Period.

      7.5. For the avoidance of doubt, in the event of termination of this Agreement by Dr. Ganani, Dr. Ganani shall not be entitled to receive the Section 3 Benefits for the period following such termination.


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

8.    Assurances; No Conflict

      8.1. Dr. Ganani hereby warrants, represents and confirms to the Company that on the date hereof he is free to be engaged by the Company upon the terms contained in this Agreement and that there are no engagements, contracts, consulting contracts or restrictive covenants preventing full performance of his duties hereunder.

      8.2. Dr. Ganani hereby further represents warrants and confirms that nothing in this Agreement conflicts with any of Dr. Ganani's current affiliations or other current relationships with any other entity.

      8.3. The Services performed hereunder will not be conducted on time that is required to be devoted by Dr. Ganani to any other third party. Dr. Ganani shall not use the funding, facilities and resources of any third party to perform the Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights to produce such work. Nothing done in Dr. Ganani's work for any third party shall be considered part of the Services performed hereunder.

9.    Competitive Activity; Non-Solicitation

      9.1. Dr. Ganani will not, as long as Dr. Ganani provides services to the Company hereunder and for a period of twelve (12) months thereafter, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, consultant, licensor or in any other capacity whatsoever engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities which are in direct competition with products or services offered by TG Group at the prevailing time or in direct competition with any research and development efforts in connection with TG Group intended products and services at the prevailing time without TG Group prior consent.

      9.2. During the Term of this Agreement and for a period of twelve (12) months thereafter, Dr. Ganani will not solicit or induce any employee, advisor, contractor or customer of TG Group to terminate or breach any employment, contractual or other relationship with TG Group.

10.   Resolution of Disputes

      10.1. All disputes between the parties related to this Agreement shall be resolved amicably by the parties within fourteen (14) days. In the event the parties fail to settle the dispute, the dispute shall be resolved exclusively by arbitration proceedings to be held in Tel Aviv before Yossi Kuchik, or if he is unwilling or unable to serve as an arbitrator David Ivri (the "Arbitrator").

      10.2. The Arbitrator shall decide the matters in dispute in accordance with the substantive laws of the state of Israel, without reference to the conflict of laws rules thereof, and in accordance with the provisions of this Agreement, but will not be subject to the procedures and evidence law and the Arbitrator must substantiate his decision, including interim decisions within forty five (45) days with an option to extend this period by additional forty five (45) days. This Section constitutes an arbitration agreement in terms of the Arbitration Law, 5728-1968.


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      10.3. The cost of arbitration shall be borne by the party whose contention was not upheld by the arbitration proceedings, unless otherwise provided in the arbitration award.

      10.4. Nothing in this section shall prevent the parties from applying to court for interim orders at any time.

11.   Miscellaneous

      11.1. Dr. Ganani shall not assign this agreement or any of his rights and privileges hereunder, whether voluntarily or by operation of law, to any person, firm or corporation, without the prior written consent of the Company.

      11.2. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the parties hereto. This Agreement may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

      11.3. No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or non-performance by either party of any of the terms or conditions hereof.

      11.4. If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and if such term or provision shall be unreasonable to enforce to any extent, such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.

      11.5. Any notice from one party to the other shall be effectively served if sent in writing by recorded delivery to the address of the receiving party as stated in the preamble to this agreement, unless said party informs the other party in writing on a change of address.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first hereinabove written.

      ---------------------------------       ----------------------------
      TRACEGUARD TECHNOLOGIES LTD.            Dr. EHUD (UDI) GANANI
      By: __________________
      Its: __________________


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                                    EXHIBIT A
                                    ---------
                            List of Business Partners

      1)    GE

      2)    Smith Detection

      3)    L3

      4)    Boeing

      5)    Siemens

      6)    Lockheed Martin

      7)    Northrop Grumman Corp.

      8)    Rapsican

      9) Any company that conducts significant business in the United States with sales exceeding an amount of US$ 100,000,000 (One Hundred Million U.S. Dollars) to the homeland security market.


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